Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No.333-61966 and No.333-98659) of Thornburg Mortgage, Inc. of our report dated January 21, 2003, except as to the equity offering described in Note 10 which is as of February 26, 2003 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Dallas, Texas
March 20, 2003